EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The following is a list of our subsidiaries as of December 31, 2011:

1.	Ambassador Programs, Inc.
2.	Ambassadors Unlimited, LLC.
3.	BookRags, Inc.
4.	World Adventures Unlimited, Inc.

The following is a list of Ambassador Programs, Inc.’s subsidiaries as of December 31, 2011:

1.	AGI Hong Kong Limited
2.	Marketing Production Systems, LLC.

The following is a list of AGI Hong Kong Limited’s subsidiaries as of December 31, 2011:

1.	Beijing People to People Education Consultation Co., Ltd